EXECUTION COPY
AMENDMENT NO. 2 TO THE
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
SPRAGUE RESOURCES LP
This Amendment No. 2 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of Sprague Resources LP, a Delaware limited partnership (the “Partnership”), dated as of October 25, 2019 (as amended by Amendment No. 1, dated as of October 30, 2013, to the First Amended and Restated Agreement of Limited Partnership of the Partnership, the “Partnership Agreement”), is entered into effective as of October 25, 2019, by Sprague Resources GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement does not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
NOW, THEREFORE, it is hereby agreed as follows:
Section 1.Amendment.
(a)    Section 1.1 of the Partnership Agreement is hereby amended by inserting, in the appropriate alphabetical order, the following additional definition:
“Waived IDR Amount” is defined in Section 6.4(c)(i).”
(b)    Section 6.4 of the Partnership Agreement is hereby amended by inserting a new subsection (c) as follows:
“(c)    IDR Waivers.
(i) If prior to the declaration of a distribution by the General Partner with respect to any Quarter, the holder(s) of a majority of the Incentive Distribution Rights request that all or a portion of the amount payable with respect to such Quarter to the holders of the

Incentive Distribution Rights not be distributed to the holders of the Incentive Distribution Rights (the “Waived IDR Amount”), then the General Partner shall not distribute the Waived IDR Amount for such Quarter.
(ii) The Waived IDR Amount with respect to a specific Quarter shall be payable to those Persons then holding the Incentive Distribution Rights without interest, in whole, on the tenth (10th) Business Day after satisfaction of all the following conditions:
(A)    at least two Quarters have passed since the waiver occurred with respect to which repayment of the Waived IDR Amount is to be made;
(B)    the Partnership’s distributions pursuant to Section 6.4(b) with respect to each of the immediately preceding two Quarters (including the related IDR payment with respect to such two Quarters) on each Outstanding Unit equaled or exceeded the distribution made on each Outstanding Unit for the Quarter in respect of which the waiver of such Waived IDR Amount occurred, adjusted for unit splits or similar matters;
(C)    the amount of Distributable Cash Flow generated with respect to the immediately preceding four Quarter period, reduced by an amount equal to such Waived IDR Amount, exceeds the amount distributed pursuant to Section 6.4(b) for the immediately preceding four Quarter period by an amount equal to 10% of such distributions pursuant to Section 6.4(b);
(D)    following the payment of the Waived IDR Amount, the Partnership’s accumulated undistributed Distributable Cash Flow shall exceed zero by at least the amount specified in clause (a) in the definition of Distributable Cash Flow; and
(E)    the Board of Directors of the General Partner has resolved by majority vote, that it does not believe that it is reasonably likely that the Partnership’s distributions pursuant to Section 6.4(b) will be reduced on a per Unit basis with respect to the then current Quarter or at any time during the subsequent four Quarter period from the amount per Unit paid with respect to the immediately preceding Quarter.
(iii) If a Waived IDR Amount with respect to a specific Quarter is not paid pursuant to Section 6.4(c)(ii) within thirty-two (32) Quarters following the Quarter with respect of which it was waived, the Waived IDR Amount shall be cancelled and will not thereafter be paid to the holders of Incentive Distribution Rights.”
Section 2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

SPRAGUE RESOURCES GP LLC
By:__________________________________
Name: Paul A. Scoff
Title: Vice President, General Counsel,
Chief Compliance Officer & Secretary

4